EXHIBIT 10.26

MANUFACTURING SERVICES AGREEMENT

This agreement (“Agreement”) is entered into effective as of October ____, 2007 (the “Effective Date”), by and between BioLife Solutions, Inc, a Delaware corporation with offices at 3303 Monte Villa Parkway, Suite 310, Bothell, WA  98021 (“Client”), and Bioserv Corporation a California corporation with offices at 5340 Eastgate Mall, San Diego, CA 92121 (“Bioserv”).

This Agreement is intended to establish the master terms under which Bioserv will provide Services to manufacture Client’s Products identified in one or more signed Addenda to this Agreement.

Therefore, Client and Bioserv agree as follows:

1.

Definitions

1.1

 “Addendum” or “Addenda” refer to the contractual, financial and project protocol details of the Services, including without limitation, the Specifications and the Master Batch Records, as agreed in writing between Bioserv and Client for each job to be performed at Bioserv relative to each different Product.

1.2

“Confidential Information” will have the meaning stated in the Mutual Nondisclosure Agreement signed by Bioserv and Client, which shall remain in full force and effect.

1.3

“Effective Date” will be the date specified above in the introductory paragraph of this Agreement.

1.4

“FDA” means the United States Food and Drug Administration or any successor agency thereof.

1.5

“Good Manufacturing Practices” mean the set of guidelines established by the FDA by which drugs and medical devices are manufactured.

1.6

“Intellectual Property” means inventions, designs, and improvements, whether or not patentable, all patent rights and all other intellectual property and proprietary rights in such inventions, designs, and improvements; copyrightable works (including derivative works) and all copyrights therein; and trade secrets, ideas, process techniques, know-how and data (including all rights therein).

1.7

“Master Batch Records” means the document containing the formulae, manufacturing process and analytic test specifications for the applicable Products.

1.8

“Products” mean the Client products listed in Appendix A, or later made subject to this Agreement by Addendum signed by Bioserv and Client.

1.9

“Services” mean the work to be performed by Bioserv as set forth in a signed Addendum.

1.10

“Specifications” shall mean the specifications approved in writing by Bioserv and Client for the applicable Products.  Some, but not all of the Specifications are included as part of the Master Batch Records.

2.

Master Agreement and Addenda

2.1

Master Agreement.  This Agreement is a contractually binding master contract to permit the parties to include one or more manufacturing projects under its terms.  However, Client is not required to engage the Services of Bioserv, and Bioserv is not required to provide Services to Client, except to the extent they each sign an Addendum to this Agreement.  Each Addendum so signed will then be subject to the terms and conditions of this Agreement.

2.2

Issuance of Addenda.  If from time to time Client and Bioserv desire Bioserv to provide Services with respect to Products for which there is not yet an Addendum, the parties anticipate the following procedures; provided, however, that these procedures may vary on a case-by-case basis, and either party may reject or opt out of this process at any point before the respective Addendum is signed: (a) Client issues a request for quotation; (b) Bioserv issues a quotation; (c) Client accepts the quotation; (d) Client submits the Addendum to Bioserv; (e) Bioserv submits its revisions to the proposed Addendum along with its proposed schedule; (f) once agreed, the Addendum is signed by the parties and then forms a binding contract between Client and Bioserv; (g) Client submits a purchase order and deposit (first payment) to Bioserv; (h) Bioserv accepts the purchase order and deposit; and (i) Bioserv commences the Services.

2.3

Reference to Master Agreement.  Each Addendum will specifically refer to this Agreement. This Agreement incorporates by reference all of the provisions of each Addendum, and the entirety of this Agreement shall include all Addenda.

2.4

Conflicts.  If any provision of an Addendum is in direct conflict with this Agreement so that the provisions of both cannot be given effect, the terms of the Addendum shall control the specific issue to the extent of the inconsistency.  The provisions of this Agreement shall govern all contracts between Bioserv and Client to the exclusion of any other terms and conditions, including without limitation, any terms and conditions pre-printed on any purchase order, invoices and similar contractual documents used in the performance of this Agreement.

2.5

Changes to Addenda.  Changes to any Addendum shall be made only by a written amendment signed by Bioserv and Client.

3.

Compliance and Standards

3.1

Bioserv Performance.  Subject to the provisions of this Agreement, Bioserv will perform the Services described in the applicable Addendum with industry standard care and skill.  Additionally, Bioserv shall comply with the applicable Specifications, Master Batch Record, Good Manufacturing Practices, the United States Food, Drug and Cosmetic Act, (29 United States Code, section 301 et seq.), as amended, and other United States health and safety laws and regulations applicable to the processing of the Products, as well as the Quality Agreement executed by the Client and Bioserv  Throughout the term of this Agreement, Bioserv shall maintain its Device and Drug Establishment Registrations (FDA); Device and Drug Manufacturing Licenses (State of California); and any other applicable registrations and licenses required in the United States to perform the Services.

3.2

Client Performance.  In all matters relating to the performance of this Agreement, Client shall comply with the United States Food, Drug and Cosmetic Act, as amended, and other United States health and safety laws and regulations applicable to the Products.  Additionally, Client shall be responsible for ensuring the Products are compatible with materials used in the process, such as stoppers, vials, tubing, containers and filters.  Client is responsible for providing complete and accurate scientific data to Bioserv regarding the Products and requirements for manufacturing, including but not limited to formulation, fill and finish.  Client shall be responsible for all regulatory issues concerning Product submissions, listing, labeling and end use, as applicable, and Client shall be responsible for final Product release.

3.3

Changes.  Bioserv shall promptly notify Client in writing regarding changes to production processes, environmental changes, and similar material matters that might impact safety, processing or compliance with the Specifications, and shall implement such changes only after such written notice is received and approved in writing by Client.  Conversely, Client shall obtain Bioserv’s written approval before changes are made to the Specifications, or other changes are made that may have a material impact on Bioserv or the processing or use of the Products.  In either case, Client and Bioserv will review cost impact and adjust pricing and other terms accordingly.

3.5

Documentation and Reporting.  Bioserv shall keep complete and systematic written records of Bioserv’s operations in connection with the performance of the Addenda, and shall retain all such records for the period required by applicable law or guidelines, or for three  years after completion of the Addendum, whichever is greater.  Bioserv will provide Client with the original of the Batch History Record (BHR) and retain a copy for it’s records. All documentation and submissions to regulatory authorities in support of the Products are the responsibility of Client.

4.

Forecasts, Orders and Deliveries

4.1

Forecasts.  Client shall provide Bioserv with a 6-month firm forecast that will allow Bioserv to order, receive and approve raw materials prior to the issuance of the Purchase Order.  Client will be financially responsible for any raw materials ordered from this Firm Forecast.

4.2

Purchase Orders.  All purchase orders shall be sent by first class mail, email or facsimile. Client shall issue purchase orders to Bioserv for Product production lots at least 60 days prior to the desired production completion date provided that the requirements stated in Section 5.1 a – c are met.  Within 5 business days after Bioserv’s receipt of the purchase order, Bioserv shall either accept the purchase order or provide a written explanation for rejection.

4.3

Shipping.  Bioserv shall ship Products to the address set forth as specified in the Order Fulfillment Agreement executed by Client and Bioserv on a per order basis.   Client shall pay all transportation, insurance, and freight charges from the point of shipment, and Client shall also pay all customs duties.  Unless otherwise specifically ordered, all shipments of Products will be by surface transportation.

4.4

Non-Conforming Product.  Reference the Quality Agreement executed by Client and Bioserv.

5.

Scheduling, Cancellation and Postponement

5.1

Bioserv Scheduling Policy.  To maintain a smooth manufacturing schedule, to offer reasonable flexibility to Client, and to allow the Bioserv project managers to provide Client with estimated filling dates for the purposes of completing a timeline, the following scheduling policy shall apply to this Agreement.  The Bioserv manufacturing division will set Bioserv’s manufacturing schedule, and only those projects that have achieved the following project milestones will be confirmed on the schedule:

(a)

Receipt of signed Addendum, an accepted purchase order and the requested deposit;

(b)

All required validations/qualifications/engineering runs are performed and approved;

(c)

Production batch record approved by Client and Bioserv;

(d)

All equipment and preparation items in-house and available for use;

(e)

Components, excipients and/or active ingredients have been received and released.

Accommodations may be negotiated, as Bioserv recognizes that some Products have sensitive active ingredients that must be chilled, filled and lyophilized within a short time window.  Once on the manufacturing schedule, Client will be notified of the actual fill date.  A postponement or cancellation caused by Client will incur fees as described below.  Bioserv will work closely with Client to achieve Client’s scheduling requirements.  Bioserv’s manufacturing schedule is necessarily complex, and Bioserv reserves the right to change the schedule to permit maximum utilization of the facility.  Should scheduling changes be necessary, Bioserv shall notify Client and in no event shall Bioserv’s actual production date be greater than 15 days from the original production date accepted by Bioserv.

5.2

Cancellation and Postponement Policy.  If Client cancels all or any part of any purchase order, Client will pay a cancellation fee pursuant to the following schedule, in addition to payment for raw materials, Services and supplies that were used, performed or purchased by Bioserv on behalf of Client.  All hours incurred by Bioserv for such Services will be charged to Client at $200/hour.

For Notifications prior to…	Fee Assessed
>60 days	20% of fill/lyophilization fee
30 – 60 days	50% of fill/lyophilization fee
15 – 29 days	75% of fill/lyophilization fee
<15 days	100% of fill/lyophilization fee

For orders postponed, the following fee schedule will apply, in addition to payment for raw materials, supplies and Services that must be replaced, replenished or re-done as a result of the postponement , provided that such materials, supplies and Services were used, purchased or performed on behalf of Client under this Agreement ..

For Notifications prior to…	Fee Assessed
>60 days	No charge
30 – 60 days	20% of fill/lyophilization fee
15 – 29 days	30% of fill/lyophilization fee
8 – 14 days	40% of fill/lyophilization fee
<8 days	50% of fill/lyophilization fee

A postponement of greater than 60 days will be considered a cancellation.  A new quote and manufacturing order will be required to renew the order.  Based on the schedule, new date selection may be limited.

6.

Pricing and Payment Terms

6.1

Purchase Price.  The initial prices shall be specified in the respective Addendum.  The parties agree to review and, if appropriate, to adjust pricing in twelve-month intervals during the term of this Agreement.  The prices shall be quoted and paid in United States Dollars.

6.2

Raw Materials Charges.   If Bioserv procures approved raw materials and finished goods packaging materials on behalf of Client, Client shall pay Bioserv a service charge for such purchases, and will reimburse Bioserv for the cost of the materials as part of the purchase price.  The Bioserv service charge for this purpose will be the cost of the materials plus 20% unless otherwise provided in the applicable Addendum.  The parties agree that the service charges for raw materials and finished goods packing materials will be reviewed and modified on the same review schedule as the prices noted above.

6.3

Invoicing.  Bioserv will submit invoices to Client upon successful sterility testing of each production lot.  All invoices shall be sent by first class mail, email or facsimile, and will state the aggregate and unit invoice price for the Products in the shipment.

6.4

Payment.  Client shall pay all amounts correctly invoiced by Bioserv within 30 days after the date of such invoice.  Client shall pay a late fee, commencing on the due date, on all delinquent payments.  The late fee shall be the lesser of 1.5% per month (18% per annum) or the maximum rate allowed under applicable law.  Without limiting any other remedies, Bioserv may withhold future deliveries if payment is not received in a timely manner.

6.5

Taxes.  All prices for any Products are exclusive of any export, foreign import, federal, state or local tax or excise.  Any such tax or excise paid by Bioserv (other than taxes on Bioserv’s income) shall be reimbursed by Client, and shall appear as a separate item on the Bioserv invoice; provided, however, that Bioserv shall not pay any such tax or excise if Bioserv receives a valid tax exemption certificate from Client prior to shipment.

7.0

Limited Warranties.

7.1

Bioserv Warranty.  Bioserv warrants that Products manufactured by Bioserv for Client will meet the Specifications and Master Batch Records, and will be manufactured in accordance with all applicable state and United States federal regulations relevant to the processing of the Products.  Bioserv does not warrant the function or fitness of Products manufactured by Bioserv, and Bioserv makes no representations or warranties regarding the effectiveness of the Products for any purpose whatsoever.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7, BIOSERV SPECIFICALLY DISCLAIMS, ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

8.0

Liability

8.1

Acknowledgment.  Client acknowledges that Bioserv has quoted its fees in reliance upon the limitations on liability described in this Section 8.

8.2

Finished Product Limitation.   Bioserv’s liability for finished Product shall be limited to sterility based on documented filter validation from Client, or a waiver to use the specified filter signed by Client.  The liability arising therefrom will be limited to the replacement cost of the affected materials.

8.3

Clinical Trial Limitation.  Client shall indemnify, defend and hold Bioserv and its employees and successors harmless from any claim, damage, loss, costs and liability, including attorney’s fees, incurred by or made against Bioserv, arising from or relating in any way to any claim asserted by any participant in any clinical trial for Client’s Products; provided that: (a) Bioserv notifies Client in writing within ten days of such claim; (b) Client has sole control of the defense and all related settlement negotiations; and (c) Bioserv provides Client with the assistance, information and authority necessary to perform Client‘s obligations under this paragraph.

8.3

General Limitation.  Without limiting the foregoing provisions of this Section 8, in no event will Bioserv’s total liability to Client exceed the amounts invoiced by and paid to Bioserv for the relevant Products.  Additionally, even if Bioserv has been advised of the possibility of such damages, UNDER NO CIRCUMSTANCES WILL BIOSERV BE LIABLE TO CLIENT UNDER ANY THEORY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM ANY LOSS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, SUCH AS BUT NOT LIMITED TO, LOSS OF REVENUE, LOST PROFITS OR LOST BUSINESS.

8.4

Insurance.  During the term of this Agreement and for a period one year thereafter, Bioserv and Client shall each carry Commercial General Liability Insurance, combined single limit, including without limitation, Product Liability and, in the case of Client, Product Liability coverage.  The insurance shall cover amounts not less than two million dollars ($2,000,000) for each occurrence and in the aggregate.

9.0

Intellectual Property and Other Property Rights

9.1

Confidentiality.  All Confidential Information disclosed by either party to the other under this Agreement shall be subject to the Mutual Nondisclosure Agreement signed by Bioserv and Client, dated effective May 10, 2007, which agreement shall remain in full force and effectin accordance with its terms.

9.2

Limited License.  Subject to the provisions of this Agreement, Client hereby grants to Bioserv a non-transferable, non-exclusive license (without rights to sublicense) under Client’s Intellectual Property covering the Products solely to the extent necessary for Bioserv to perform its obligations under this Agreement.  No implied rights or licenses relating to any Client Intellectual Property are granted under this Agreement and Client expressly reserves all rights in and to its Intellectual Property.

9.3

Intellectual Property Indemnification.  Client shall indemnify, defend and hold Bioserv and its employees and successors harmless from any claim, damage, loss, costs and liability, including attorney’s fees, incurred by or made against Bioserv, arising from or relating in any way to any claim that the Services or the Products infringe any third party Intellectual Property; provided that: (a) Bioserv notifies Client in writing within ten days of such claim; (b) Client has sole control of the defense and all related settlement negotiations; and (c) Bioserv provides Client with the assistance, information and authority necessary to perform Client‘s obligations under this paragraph.

9.4

Title and Ownership of Materials.   Client shall remain the sole owner of all right, title and interest to any and all materials, documents and equipment supplied or provided to Bioserv by Client, and any and all materials purchased by Bioserv specifically for Client’s benefit, evidenced by a confirming order , which is paid by Client.  Bioserv shall remain the sole owner of all right, title and interest to any and all materials purchased by Bioserv not specifically for Client’s benefit, not evidenced by a confirming purchase order, or not paid for by Client.  All Client material in the possession of Bioserv shall be maintained in designated, segregated locations, as determined by Bioserv.   Terms for long-term storage of Client property will be detailed in a separate Storage and Handling Services Agreement between Client and Bioserv.

10.

Term and Termination

10.1

Term.  This Agreement shall be effective as of the Effective Date and shall continue in force for 12_months, unless earlier terminated as provided in this Section 10.  Each Addendum shall take effect as of the effective date designated therein.  Termination of any Addendum shall not affect any other Addendum, except that in the case of a termination of this Agreement under Sections 10.2 or 10.3 below, the termination shall also terminate all then open Addenda.

10.2

Default.  If either party defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within 30 days after written notice, then the non-defaulting party, at its option, may terminate this Agreement by giving written notice of termination to the defaulting party.

10.3

Insolvency.  This Agreement may be terminated by either party, upon written notice, (a) upon the institution of receivership or bankruptcy proceedings that are not dismissed within 60 days thereafter, or (b) upon the other party’s dissolution or ceasing to conduct business in the normal course.

10.4

Return of Property.  Within a reasonable time after the effective date of the termination of this Agreement, Bioserv shall deliver to Client all Client materials, data, and information, subject to Section 9.4 above.  Client shall be responsible to instruct Bioserv where to ship items and Client shall be responsible to pay the costs of shipping such items.  If Client fails to pickup, pay for or accept delivery of its materials within a reasonable time after termination of the Agreement, Client shall be responsible to pay Bioserv for the cost of storing the materials; provided, however, that Bioserv shall not have any obligation to store the materials and may dispose of the materials in any manner permitted by applicable law.

10.5

Remedies.  Compliance with this Section 7 does not limit or waive either party’s potential remedies for a breach of this Agreement.  Termination of this Agreement shall not release either party from any obligation or right that accrued to that party prior to the effective date of termination or which later accrues from an act or omission which occurred prior to the effective date of termination.

10.6

Survival.  In addition to the other provisions of this Agreement explicitly stated to survive termination of this Agreement, Sections 7.0, 8.0 and 9.0 shall survive such termination in accordance with their terms.

11.

General Provisions

11.1

Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to its conflict of laws provisions.  Any legal proceeding that relates in any way to this Agreements shall be subject to the exclusive jurisdiction of the federal and state courts in the County of San Diego, State of California.

11.2

Partial Invalidity.  If any provision in this Agreement is be held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be severed from the remainder of this Agreement, and the remaining provisions shall remain in full force and effect.

11.3

Relationship of the Parties.  Bioserv and Client are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is it to be construed so as to constitute Bioserv and Client as partners or joint venturers with respect to this Agreement.

11.4

Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on any party unless the same shall have been mutually agreed in writing by both parties.

11.5

Waiver.  The failure of any party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of any party to enforce each and every such provision thereafter.  The express waiver by any party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any further obligation to comply with such provision, condition or requirement.

11.6

Assignment.  No party may assign any of its rights or obligations (by operation of law or otherwise) hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, provided, that any party shall have the right to assign its rights and obligations under this Agreement to a successor in business or an acquirer of all or substantially all of its business or assets to which this Agreement pertains without obtaining the consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.7

Notices.  All notices required to be given under this Agreement must be made in writing and delivered (a) two days after deposit with regularly scheduled commercial delivery service, Federal Express or equivalent; or (b) on the date of personal delivery to an officer or authorized representative.  Notices mailed or sent by commercial delivery shall be made to the addresses stated at the signatures to this Agreement.  Any party may change its address for notice by written notice given in accordance with the foregoing requirements.  Despite the foregoing, actual receipt of written notice shall constitute notice on the date received.

11.8

Force Majeure.  Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of any party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inaction’s of governmental authorities or suppliers, epidemics, war, terrorist attacks, embargoes, severe weather, fire, earthquakes or other acts of God; provided, that for the duration of such force majeure the party charged with such default must continue to use all reasonable efforts to overcome such force majeure event.

11.9

Dispute Resolution.  In the event of any disagreement with respect to this Agreement that the responsible project coordinators are unable to resolve, the matter shall be referred to one corporate officer of each party.  The officers shall negotiate in good faith to resolve the dispute within 30 days.  If the negotiations do not result in a mutually satisfactory resolution of the issue in question, then the matter shall be resolved by any procedure agreed to by such individuals or, in the absence of such an agreed procedure, in court.

11.10

Entire Agreement.  The provisions contained in this Agreement and each Addendum hereto, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and thereof, except the confidentiality agreement referenced above.

11.11

Export Controls.  The parties shall comply with all applicable laws, regulations and restrictions of the United States concerning the export of products, technical data and direct products thereof including, without limitation, all regulations regarding export, asset control and destination control of the Commerce, Treasury, State and Defense Departments of the United States Government, and the Export Administration Act of 1979, as amended from time to time.

11.12

Third Party Beneficiaries.

This Agreement is made solely for the benefit of  Bioserv and Client, and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any others.

BIOSERV CORPORATION

CLIENT,

By:  _/s/Jeanne M. Dunham_____________

By:  _/s/Michael P. Rice______________

Jeanne M Dunham

Michael P. Rice

President & CEO

Chairman& CEO

5340 Eastgate Mall

3303 Monte Villa Parkway, Suite 310

 San Diego, CA 92121

Bothell, WA  98021

ADDENDUM TO

MANUFACTURING SERVICES AGREEMENT

This Addendum (the “Addendum”) to the Manufacturing Services Agreement (the “Agreement”) is entered into by Client, a Delaware corporation (“Client”) and Bioserv Corporation, a California corporation, effective as of October _____, 2007.  This Addendum is made a part of, and hereby incorporates by this reference, all of the provisions of the Agreement.

BIOSERV CORPORATION

CLIENT,

By:  _/s/Jeanne M. Dunham___________

By:  _/s/Michael P. Rice_____________

Jeanne M. Dunham

Michael P. Rice

President & CEO

Chairman & CEO

5340 Eastgate Mall

3303 Monte Villa Parkway

Suite 310

San Diego, CA 92121

Bothell, WA  98021